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                                                                      Exhibit 23



                        CONSENT OF INDEPENDENT AUDITORS


To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to incorporation by reference in Registration Statements 333-31423 of Unitrin, Inc., on Form S-4, and 33-58300, 33-47530 and 333-4530 and 333-38981 of
Unitrin, Inc., on Form S-8 of our report dated June 24, 1998, relating to the statements of net assets available for plan benefits of Unitrin 401K Savings Plan ("Plan") as of December 31, 1997 and 1996, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the Plan.




                             /s/ KPMG Peat Marwick LLP

Chicago, Illinois
June 24, 1998